UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2023

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

2790 Skypark Drive, Suite 105, Torrance, California	90505
(Address of Principal Executive Offices)	(Zip Code)

(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12).

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
.

On May 23, 2023, Global Clean Energy Holdings, Inc. (“we,” “us,” “our” and the “Company”) appointed Nikhil Vasa, 38, as the Company’s Executive Vice President and Chief Financial Officer.  Mr. Vasa had previously served as the Company’s Executive Vice President, Finance, since January 24, 2023.  Prior to joining the Company, Mr. Vasa served as Chief Executive Officer of AIoT Solutions, Inc., Chief Financial Officer of Zenlayer, Inc., and Senior Vice President of Finance and Treasurer for Maverick Natural Resources and Breitburn Energy Partners.  Mr. Vasa holds a B.A. in History and Economics from University of California, Los Angeles and an M.B.A. from The Wharton School of the University of Pennsylvania.

Under his employment agreement, which has an initial term of three years, Mr. Vasa will be entitled to a base salary of $400,000 per year, and will be eligible to participate in the Company’s long-term equity incentive programs.  Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Vasa was granted (i) a starting bonus consisting of an option to purchase up to 125,000 shares of the Company’s common stock at an exercise price of $1.39 per share, 50% of which vested immediately after his initial start date with the Company, and the remainder of which vests in quarterly installments over a period of 36 months; and a financing bonus consisting of an option to purchase up to 475,000 shares of the Company’s common stock at an exercise price of $0.81 per share, subject to the Company completing a successful debt or equity financing, and upon such occurrence, such bonus shares will vest 25% after the closing of such financing, and the remaining 75% of which will vest in quarterly installments over a period of 36 months.  Mr. Vasa is also entitled to an annual cash bonus with an initial target of 30% of his base salary.  Upon a qualifying termination of Mr. Vasa’s employment agreement prior to the expiration of the term (such as termination other than for cause), Mr. Vasa will be entitled to severance consisting of six months of his then current base salary and reimbursement of family medical insurance premiums for a period of 18 months.  Any outstanding equity awards that have not vested will be forfeited, and any vested equity awards will expire seven days after any qualifying termination unless exercised by Mr. Vasa.

Mr. Vasa will be eligible for other benefits for similarly situated executives in accordance with the Company’s standard plans and polices. In addition, the Company will enter into a customary officer indemnification agreement with Mr. Vasa.

There are no arrangements or understandings between Mr. Vasa and any other persons pursuant to which Mr. Vasa was selected to act as the Executive Vice President and Chief Financial Officer of the Company. Mr. Vasa does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Vasa replaces Ralph Goehring, who had previously served as the Company’s Senior Vice President and Chief Financial Officer since July 2020.  Mr. Goehring will remain employed by the Company pursuant to his existing employment agreement with the Company, and will serve as Senior Vice President, Chief Accounting Officer and Treasurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 26 , 2023	By:	/s/ Richard Palmer
Richard Palmer
Chief Executive Officer